Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors of
  Asian Financial, Inc. and Subsidiaries

We consent to the use of our report dated September 2, 2009, with respect to the consolidated balance sheets of Asian Financial, Inc. and Subsidiaries as of June 30, 2009 and 2008, and the related consolidated statements of income and other comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended June 30, 2009, which is incorporated in this Annual Report (Form 10-K) of Asian Financial, Inc.

/s/ Moore Stephens Wurth Frazer and Torbet, LLP

Brea, California
September 14, 2009